Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb Earnings Per Share Up 32 Percent on Eight Percent Higher Sales

-     Worldwide revenues grow four percent excluding currency effects
-     Third-quarter earnings per share were $0.79, compared to $0.60 in 2003
-     Company expects full-year 2004 earnings per share between $2.85 and $2.90, growing to between $3.30 and $3.40 in 2005

FOR RELEASE WEDNESDAY, OCTOBER 20, 2004

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported worldwide sales of $548.9 million for the quarter ended September 25, 2004, an eight percent increase (or growth of four percent on a constant-currency basis) over the prior-year period. Sales gains were reported in each of the company's geographic business segments, and in all product categories except lens care.

Earnings per share of $0.79 grew 32 percent as compared to the $0.60 per share reported a year ago. Operating margins were 14 percent of sales in the third quarter, compared to 12 percent in the prior year. Lower-than-planned research and development expenditures combined with operating expense management more than offset a decline in the company's gross margin ratio. Gross margins were 57.8 percent of sales in the third quarter compared to 58.8 percent in 2003, due to unfavorable sales mix shifts as compared to the prior-year period, as well as charges taken in the current quarter for manufacturing asset and inventory obsolescence write-downs that will not recur.

Year-to-date 2004 net sales of $1.6 billion increased 11 percent versus 2003, or six percent excluding the effect of currency. Earnings per share of $2.00 grew 39 percent compared to the $1.44 earnings per share before the cumulative effect of a change in accounting principle in the prior year. Including that item, net earnings per share were $1.42 for the first nine months of 2003.

The company indicated that it now expects full-year 2004 constant-currency revenue growth of approximately six percent, translating to reported growth of between nine and ten percent, should exchange rates remain where they are today. Earnings per share are now forecast at between $2.85 and $2.90 per share, up from previous expectations of between $2.80 and $2.85 per share. For 2005, the company projects constant-currency revenue growth of between six and seven percent, yielding earnings per share between $3.30 and $3.40. It should be noted that these projections do not include the impact of new accounting guidance contained in Emerging Issues Task Force Issue 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share". At this time, the company has not reached any conclusion regarding the economic and financial advantages of restructuring its outstanding convertible notes so that they would not fall under the provisions of the new standard. Bausch & Lomb estimates that its 2004 full-year results and 2005 guidance would each be reduced between eight and 10 cents per share should the company decide not to restructure its convertible debt.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said of today's announcement, "Our third-quarter results demonstrate the opportunities within our leaner organization to leverage sales growth into even higher earnings growth on an ongoing basis. Some of the quarter's upside was due to lower R&D spending, reflecting the timing of certain in-licensing opportunities as compared to our original projections, and not a change in our commitment to accelerate R&D investment to fuel long-term growth. Given the leverage opportunities within our current structure, we are confident in our ability to achieve the 2005 earnings targets we set forth today."

Revenues by Geography

Third-quarter U.S. revenues were $216.9 million, up two percent from the prior year, and represented 40 percent of total company sales. Revenues derived in markets outside the U.S. increased 12 percent over the same period in 2003 and were up five percent on a constant-currency basis. Revenue increases in each of the company's geographic operating segments were as follows:

	Actual	Constant Currency
Americas Europe, Middle East and Africa Asia	+ 2% + 12% + 14%	+ 2% + 2% + 9%

These operating segment revenue trends were largely the result of the factors discussed below which influence each of the company's product categories.

Revenues by Product Category

Revenue increases for each of the company's product categories were as follows:

	Actual	Constant Currency
Contact Lenses Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	+ 10% - 2% + 10% + 10% + 22%	+ 5% - 4% + 6% + 5% + 16%

Contact lens revenues grew in each geographic region, led by the SofLens66® Toric, SofLens® One Day, SofLens® Multi-Focal, SofLens®59 and PureVision™ brands, which posted solid double-digit growth in the quarter, benefiting from continued market expansion and share gains. This performance more than offset overall declines in the remainder of the company's contact lens portfolio.

Constant-currency lens care sales declined in both the Americas and Europe regions, more than offsetting growth in Asia. As expected, Americas region revenue declines reflected the timing of customer orders around the company's annual plant shutdown that essentially shifted sales from the third quarter into the second. Additionally, throughout the third quarter several large customers systematically reduced orders for earlier generation multi-purpose solution products in anticipation of the launch of ReNu® with MoistureLoc™, which began late in September and continued into October.

Constant-currency pharmaceuticals revenues increased in the Americas and Asia regions, and were flat to the prior year in Europe. The company's lines of ophthalmic nutritional products, including the PreserVision™ brand of ocular vitamins, posted strong sales growth in each geographic segment. Double-digit sales gains were also posted in the Americas region by Lotemax® and Alrex®, the company's lines of proprietary ophthalmic drops. Year-over-year European growth rates continued to be negatively impacted by market disruption in Germany due to recent pharmaceuticals pricing legislation.

Constant-currency cataract and vitreoretinal surgery revenues increased in all geographic segments, reflecting higher sales of intraocular lenses, disposables and Millennium™ microsurgical systems.

Growth in revenues from products used in refractive surgery was primarily driven by higher sales of per-procedure cards, upgrades to the Zyoptix™ platform for customized LASIK surgery and diagnostic equipment. Constant-currency revenue growth of more than 30 percent in the Americas region, combined with strong double-digit gains in Europe, more than offset moderate declines in Asia.

Liquidity Highlights

Cash and investments at the end of September totaled $662.9 million. Cash flows from operations were $183.4 million in the first nine months of 2004 versus $128.7 million in the prior year, primarily reflecting higher reported earnings and lower payments associated with foreign currency hedging contracts, partially offset by higher tax payments and pension plan funding. Year-to-date capital expenditures were $73.5 million compared to $57.6 million in the prior year.

The company generated free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) of $107.1 million in the first nine months of 2004, compared to $79.8 million in the year-ago period. A reconciliation between cash flow and free cash flow follows:
	Year-to-Date 2004	Year-to- Date 2003
Net change in cash and cash equivalents	$100.3	$ (6.9)
Net cash used in financing activities	6.1	80.3
Net cash paid for acquisitions of businesses and other intangible assets	0.7	6.4
Free Cash Flow	$107.1	$79.8

The company increased its guidance for full-year 2004 free cash flow to approximately $120 million, up from its previous guidance of approximately $110 million. This reflects expectations for continued improved operating performance offset by higher capital expenditures and tax payments as compared to the prior year.

Bausch & Lomb STATEMENT OF EARNINGS
	Quarter Ended		Nine Months Ended
	--------------------------------------------------------------------------------------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
--------------------------------------------------------	------------------	------------------	------------------	-------------------
Net Sales
Americas	$240.2	$234.7	$702.7	661.6
Europe	191.9	171.2	594.9	526.9
Asia-Pacific	116.8	102.9	328.1	280.9
	--------------	--------------	--------------	--------------
	548.9	508.8	1,625.7	1,469.4
Cost and Expenses
Cost of products sold	231.4	209.5	679.4	621.5
Selling, administrative and general	203.3	199.7	637.1	584.2
Research and development	37.4	38.3	113.7	106.4
	--------------	------------------	------------------	------------------
	472.1	447.5	1,430.2	1,312.1
	------------------	--------------	--------------	--------------
Operating Earnings	76.8	61.3	195.5	157.3
Other (Income) Expense
Interest and investment income	(2.3)	(5.2)	(8.5)	(10.6)
Interest expense	12.5	13.8	36.1	41.9
(Gain) / loss from foreign currency	(0.4)	1.8	0.2	5.1
	--------------	--------------	--------------	--------------
	9.8	10.4	27.8	36.4
	--------------	--------------	--------------	--------------
Earnings Before Income Taxes and Minority Interest	67.0	50.9	167.7	120.9
Provision for income taxes	22.4	17.3	56.2	41.1
	--------------	--------------	--------------	--------------
Earnings Before Minority Interest	44.6	33.6	111.5	79.8
Minority interest in subsidiaries	1.3	1.3	3.4	2.7
	--------------	--------------	--------------	--------------
Earnings Before Cumulative Effect of Change in Accounting Principle	43.3	32.3	108.1	77.1
Cumulative Effect of Change in Accounting Principle, net of taxes (1)	-	-	-	(0.9)
	--------------	--------------	--------------	--------------
Net Earnings	$43.3	$32.3	$108.1	$76.2
	========	========	========	========
Per Share: Earnings Before Cumulative Effect of Change in Accounting Principle	$0.79	$0.60	$2.00	$1.44
Cumulative Effect of Change in Accounting Principle	-	-	-	(0.02)
	--------------	--------------	--------------	--------------
Net Earnings	$0.79	$0.60	$2.00	$1.42
	========	========	========	========
Average Shares Outstanding - (000s)	54,460	53,379	54,167	53,486
	========	========	========	========

(1) Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$171.1 128.9 128.6 85.6 34.7	$154.9 131.2 116.7 77.5 28.5	$495.3 378.0 383.7 259.5 109.2	$436.9 363.5 341.1 238.9 89.0
	---------------	--------------	--------------	---------------
	$548.9	$508.8	$1,625.7	$1,469.4
	========	========	========	========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	September 25, 2004	December 27, 2003
--------------------------------------------------------------------------------	---------------------	--------------------
Assets
Cash and Short-term Investments	$662.9	$562.6
Trade Receivables, Net	484.0	476.3
Inventories, Net	204.2	207.3
Other Current Assets	150.5	175.2
	---------------	--------------------
Current Assets	1,501.6	1,421.4
Properties, Net	549.9	548.1
Goodwill and Intangible Assets	903.2	929.6
Other Assets	114.4	107.3
	---------------	--------------------
Total Assets	$3,069.1	$3,006.4
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$296.9	$195.0
Other Current Liabilities	676.8	681.4
	---------------	--------------------
Current Liabilities	973.7	876.4
Long-Term Debt	543.7	652.0
Other Long-Term Liabilities	228.7	259.1
Minority Interest	14.3	15.5
	---------------	--------------------
Total Liabilities	1,760.4	1,803.0
Shareholders' Equity	1,308.7	1,203.4
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$3,069.1	$3,006.4
	========	===========

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

News Media Contact:
Margaret Graham
585.338.5469
Margaret.Graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel.L.Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)
The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation # 272227

The rebroadcast of the conference call will be available starting at
1:30 p.m. ET October 20, 2004 through midnight on October 22, 2004.

Additionally, the investor call will be broadcast live over the
Internet. It can be accessed from the Investor Relations page of the
Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the success of product introductions; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; the continued successful implementation of the Company's efforts in managing and reducing costs and expenses; the Company's success in the process of management testing and auditor attestation of internal controls, as required under the Sarbanes-Oxley Act of 2002; the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on controls and reporting; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 26, 2004.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2003 revenues were $2.0 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.

® and ™ denote trademarks of Bausch & Lomb Incorporated and its affiliates.